Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 10, 2005, in the Registration Statement (Form S-1 No. 333-XXXX) and related Prospectus of International Securities Exchange, Inc. for the registration of X,XXX,XXX shares of its common stock.

/s/ Ernst & Young L.L.P.

New York, New York

November 10, 2005